Exhibit 99.1

Wynn Resorts, Limited Reports Second Quarter Results

LAS VEGAS, July 29, 2010 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the second quarter ended June 30, 2010.

Net revenues for the second quarter of 2010 were $1.0 billion, compared to $723.3 million in the second quarter of 2009, driven by a 74.1% increase in net revenues at Wynn Macau. Adjusted property EBITDA(1) increased 46.0% to $281.4 million for the second quarter of 2010, compared to $192.7 million in the 2009 comparable period.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income attributable to Wynn Resorts for the second quarter of 2010 was $52.4 million, or $0.42 per diluted share, compared to a net income attributable to Wynn Resorts of $25.5 million, or $0.21 per diluted share in the second quarter of 2009. Adjusted net income in the second quarter of 2010 was $64.9 million, or $0.52 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $11.5 million, or $0.09 per diluted share in the second quarter of 2009.

Wynn Resorts also announced today that its Board of Directors has approved a cash dividend for the quarter of $0.25 per common share.  This dividend will be payable on August 26, 2010 to stockholders of record on August 12, 2010.

Encore at Wynn Macau

On April 21, 2010, we opened Encore at Wynn Macau, a further expansion of Wynn Macau. Encore adds a fully-integrated resort hotel with 410 luxury suites and four villas along with restaurants, additional retail space (including Chanel, Piaget and Cartier) and gaming space including approximately 37 VIP tables, 24 mass market tables and 69 slot machines.

Including Encore, we currently have 474 tables (239 VIP tables, 224 mass market tables and 11 poker tables) and 1,193 slot machines at Wynn Macau.

Total development and construction costs for Encore were approximately $550 million. As of June 30, 2010, we had incurred approximately $537.3 million of these costs.

Wynn Macau and Encore Second Quarter Results

In the second quarter of 2010 net revenues were $714.4 million compared to $410.4 million in the second quarter of 2009. Wynn Macau generated adjusted property EBITDA of $216.2 million compared to $117.2 million in the second quarter of 2009.

Table games results are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $21.7 billion for the 2010 quarter, compared to $12.6 billion for the second quarter of 2009. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 3.22%, above the expected range of 2.7% to 3.0% and the 2.66% experienced in the second quarter of 2009. In November 2009 we added two new private gaming salons with 29 VIP tables and on April 21, 2010 we added 37 VIP tables with the opening of Encore, which helped drive some of the growth in our VIP segment in the second quarter.

Table games drop in the mass market category was $548.1 million during the period, a 14.0% increase from $481.0 million in the second quarter of 2009.  Mass market table games win percentage (calculated before discounts) of 22.9% was above our expected range of 19% to 21% and above the 21.5% generated in the 2009 quarter.

Slot machine handle increased 21.0% to $1.1 billion as compared to the prior year quarter. Win per unit per day was 19.2% higher at $457 compared to $383 in the second quarter 2009.

Wynn Macau achieved an Average Daily Rate (ADR) of $287 for the second quarter of 2010, compared to $263 in the 2009 quarter. The property’s occupancy was 81.3%, compared to 86.7% during the prior year period as we added 414 rooms and villas with the opening of Encore on April 21, 2010. Revenue per available room (REVPAR) was $234 in the 2010 quarter, 2.5% above 2009 levels of $228.

Gross non-gaming revenues at Wynn Macau increased 59.2% during the quarter to $70.8 million, driven by hotel and retail revenues which were up 57.9% and 75.5% respectively as a result of the addition of the Encore rooms and the opening of several new retail outlets.

Wynn Las Vegas and Encore Second Quarter Results

For the quarter ended June 30, 2010, net revenues for our Las Vegas operations were $318.2 million, 1.7% higher than in the second quarter of 2009. Property EBITDA of $65.1 million (with a 20.5% EBITDA margin on net revenue) was down 13.7% versus the $75.5 million generated in the comparable period in 2009, primarily due to higher healthcare and other employee benefit costs, customer acquisition expenses as well as repairs and maintenance costs to preserve the property’s overall quality.

Net casino revenues in the second quarter of 2010 were $117.2 million, down 5.8% from the second quarter of 2009. Table games drop was $485.9 million compared to drop of $494.8 million in the 2009 quarter and table games win percentage of 20.0% was lower than the property’s expected range of 21% to 24% and the 20.7% reported in the 2009 quarter. Slot machine handle of $671.8 million was 19.7% below the comparable period of 2009, however net slot win was down only 1.6%.

Gross non-casino revenues for the quarter were $244.2 million, a 5.3% increase from the second quarter of 2009, driven primarily by higher revenues from our nightclub operations and the recently opened Beach Club.

Room revenues were down 3.2% to $78.8 million during the quarter, versus $81.5 million in the second quarter of 2009 as Average Daily Rate (ADR) decreased 9.6% to $197, compared to $218 in the 2009 quarter. Our occupancy was 92.6%, up from the 86.6% generated in the prior year period, generating revenue per available room (REVPAR) of $182 in the 2010 period compared to $188 in the second quarter of 2009.

Food and beverage revenues increased 11.5% to $111.5 million in the quarter as we opened the new Encore Beach Club and Surrender nightclub in May 2010. Retail revenues were $21.5 million in the quarter, 3.0% below last year’s levels. Entertainment revenues increased 27.1% to $15.6 million from the second quarter of 2009 primarily due to the Garth Brooks performances (started in December 2009), as well as increased revenue from our Le Rêve show.

Other Factors Affecting Earnings

Interest expense, net of $1.8 million in capitalized interest, was $53.6 million for the second quarter of 2010. Depreciation and amortization expense was $101.4 million during the quarter compared to $102.7 million for the three months ended June 30, 2009. Depreciation decreased modestly even with the opening of Encore at Wynn Macau (in April 2010) and the Beach Club at Wynn Las Vegas (in May 2010) as Wynn Las Vegas’ depreciation decreased as a result of assets with a 5 year life being fully depreciated as of April 2010.

Corporate expense and other was $22.1 million (including approximately $7.0 million of stock based compensation) in the second quarter 2010, a $9.0 million increase primarily due to higher spending associated with corporate development activities.

Balance Sheet and Capital Expenditures

Our total cash balances at June 30, 2010 were $1.9 billion. Total debt outstanding at the end of the quarter was $3.2 billion, including approximately $2.5 billion of Wynn Las Vegas debt and $681 million of Wynn Macau debt.

Capital expenditures during the second quarter of 2010, net of changes in construction payables and retention, totaled approximately $105 million primarily related to Encore at Wynn Macau and the Encore Beach Club at Wynn Las Vegas.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, July 29, 2010 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts to adjusted net income (loss) attributable to Wynn Resorts, and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income (loss) attributable to Wynn Resorts.

(2) Adjusted net income (loss) attributable to Wynn Resorts is net income (loss) before pre-opening costs, property charges and other non-cash non-operating income and expenses.  Adjusted net income (loss) attributable to Wynn Resorts and adjusted net income (loss) per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income (loss) attributable to Wynn Resorts and adjusted net income (loss) attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating revenues:
Casino	$789,205	$508,345	$1,480,793	$1,049,999
Rooms	100,528	95,185	193,435	193,591
Food and beverage	127,390	111,550	239,164	221,141
Entertainment, retail and other.	87,016	69,472	169,863	132,604
Gross revenues	1,104,139	784,552	2,083,255	1,597,335
Less: promotional allowances	(71,496)	(61,296)	(141,694)	(134,124)
Net revenues	1,032,643	723,256	1,941,561	1,463,211

Operating costs and expenses:
Casino	519,005	325,579	967,196	699,596
Rooms.	31,648	27,258	62,791	54,447
Food and beverage	72,697	64,901	134,533	125,721
Entertainment, retail and other	47,633	40,022	97,757	76,043
General and administrative	95,668	81,930	182,669	174,842
Provision for doubtful accounts	6,852	3,935	13,870	7,829
Pre-opening costs	6,675	40	8,986	40
Depreciation and amortization	101,353	102,731	205,918	204,199
Property charges and other	2,966	(5,938)	4,847	10,547
Total operating costs and expenses	884,497	640,458	1,678,567	1,353,264

Operating income	148,146	82,798	262,994	109,947

Other income (expense):
Interest income	571	524	859	838
Interest expense, net of capitalized interest	(53,598)	(53,689)	(102,859)	(110,721)
Increase (decrease) in swap fair value	(1,675)	3,261	(5,277)	4,356
Gain (loss) on extinguishment of debt/exchange offer	(3,152)	11,878	(3,152)	22,513
Equity in income (loss) from unconsolidated affiliates	115	(33)	506	(38)
Other	431	287	695	211
Other income (expense), net	(57,308)	(37,772)	(109,228)	(82,841)

Income before income taxes	90,838	45,026	153,766	27,106

Provision for income taxes.	(1,921)	(19,547)	(6,990)	(35,441)

Net income (loss)	88,917	25,479	146,776	(8,335)

Less: Net income attributable to noncontrolling interests	(36,512)	-	(67,383)	-

Net income (loss) attributable to Wynn Resorts, Limited	$52,405	$25,479	$79,393	$(8,335)

Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$0.43	$0.21	$0.65	$(0.07)
Diluted	$0.42	$0.21	$0.64	$(0.07)
Weighted average common shares outstanding:
Basic	122,521	122,161	122,467	117,391
Diluted	123,816	122,386	123,387	117,391

Dividends declared per common share:	$0.25	-	$0.25	-

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS)
TO ADJUSTED NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss) attributable to Wynn Resorts, Limited	$52,405	$25,479	$79,393	$(8,335)
Pre-opening costs	6,675	40	8,986	40
(Gain) loss on extinguishment of debt/exchange offer	3,152	(11,878)	3,152	(22,513)
(Increase) decrease in swap fair value	1,675	(3,261)	5,277	(4,356)
Property charges and other	2,966	(5,938)	4,847	10,547
Adjustment for income taxes	-	7,047	-	6,050
Adjustment for noncontrolling interest	(1,931)	-	(2,961)	-
Adjusted net income (loss) attributable to Wynn Resorts, Limited (2)	$64,942	$11,489	$98,694	$(18,567)

Adjusted net income (loss) attributable to Wynn Resorts, Limited per diluted share	$0.52	$0.09	$0.80	$(0.16)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended June 30, 2010
	Las Vegas	Macau	Corporate and Other	Total

Operating income (loss)	$(17,222)	$140,164	$25,204	$148,146

Pre-opening costs	1,590	5,085	-	6,675
Depreciation and amortization	67,583	33,005	765	101,353
Property charges and other	482	2,484	-	2,966
Management and royalty fees	4,787	28,445	(33,232)	-
Corporate expense and other	4,852	5,843	4,385	15,080
Stock-based compensation	3,031	1,222	2,786	7,039
Equity in income from unconsolidated affiliates	23	-	92	115

Adjusted Property EBITDA (1)	$65,126	$216,248	$-	$281,374

	Three Months Ended June 30, 2009
	Las Vegas	Macau	Corporate and Other	Total

Operating income (loss)	$(8,346)	$73,660	$17,484	$82,798

Pre-opening costs	-	40	-	40
Depreciation and amortization	78,425	23,462	844	102,731
Property charges and other	(6,646)	703	5	(5,938)
Management and royalty fees	4,703	15,895	(20,598)	-
Corporate expense and other	5,162	2,182	(628)	6,716
Stock-based compensation	2,386	1,231	2,748	6,365
Equity in income/(loss) from unconsolidated affiliates	(178)	-	145	(33)

Adjusted Property EBITDA (1)	$75,506	$117,173	$-	$192,679

	Three Months Ended
	June 30,
	2010	2009
Adjusted Property EBITDA (1)	$281,374	$192,679

Pre-opening costs	(6,675)	(40)
Depreciation and amortization	(101,353)	(102,731)
Property charges and other	(2,966)	5,938
Corporate expenses and other	(15,080)	(6,716)
Stock-based compensation	(7,039)	(6,365)
Interest income	571	524
Interest expense, net of capitalized interest	(53,598)	(53,689)
Increase (decrease) in swap fair value	(1,675)	3,261
Gain (loss) on extinguishment of debt/exchange offer	(3,152)	11,878
Other	431	287
Provision for income taxes	(1,921)	(19,547)

Net income	88,917	25,479

Less: Net income attributable to noncontrolling interests	(36,512)	-

Net income attributable to Wynn Resorts, Limited	$52,405	$25,479

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Six Months Ended June 30, 2010
	Las Vegas	Macau	Corporate and Other	Total

Operating income (loss)	$(51,707)	$265,182	$49,519	$262,994

Pre-opening costs	1,969	7,017	-	8,986
Depreciation and amortization	146,509	57,876	1,533	205,918
Property charges and other	1,736	2,947	164	4,847
Management and royalty fees	9,561	51,714	(61,275)	-
Corporate expense and other	11,306	10,638	4,108	26,052
Stock-based compensation	5,978	2,464	5,524	13,966
Equity in income from unconsolidated affiliates	79	-	427	506

Adjusted Property EBITDA (1)	$125,431	$397,838	$-	$523,269

	Six Months Ended June 30, 2009
	Las Vegas	Macau	Corporate and Other	Total

Operating income (loss)	$(66,730)	$142,394	$34,283	$109,947

Pre-opening costs	-	40	-	40
Depreciation and amortization	155,869	46,833	1,497	204,199
Property charges and other	7,294	1,748	1,505	10,547
Management and royalty fees	9,057	33,461	(42,518)	-
Corporate expense and other	9,732	4,881	71	14,684
Stock-based compensation	4,564	2,459	4,771	11,794
Equity in income/(loss) from unconsolidated affiliates	(429)	-	391	(38)

Adjusted Property EBITDA (1)	$119,357	$231,816	$-	$351,173

	Six Months Ended
	June 30,
	2010	2009
Adjusted Property EBITDA (1)	$523,269	$351,173

Pre-opening costs	(8,986)	(40)
Depreciation and amortization	(205,918)	(204,199)
Property charges and other	(4,847)	(10,547)
Corporate expenses and other	(26,052)	(14,684)
Stock-based compensation	(13,966)	(11,794)
Interest income	859	838
Interest expense, net of capitalized interest	(102,859)	(110,721)
Increase (decrease) in swap fair value	(5,277)	4,356
Gain (loss) on extinguishment of debt/exchange offer	(3,152)	22,513
Other	695	211
Provision for income taxes	(6,990)	(35,441)

Net income (loss)	146,776	(8,335)

Less: Net income attributable to noncontrolling interests	(67,383)	-

Net income (loss) attributable to Wynn Resorts, Limited	$79,393	$(8,335)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Room Statistics for Las Vegas operations:
Occupancy %	92.6%	86.6%	91.0%	88.0%
Average Daily Rate (ADR)1	$197	$218	$200	$220
Revenue per available room (REVPAR)2	$182	$188	$182	$194

Other information for Las Vegas operations:
Table games win per unit per day3	$4,721	$5,007	$5,576	$4,702
Table Win %	20.0%	20.7%	21.7%	19.2%
Slot machine win per unit per day4	$167	$164	$160	$177
Average number of table games	227	225	224	229
Average number of slot machines	2,688	2,780	2,673	2,781

Room Statistics for Macau:
Occupancy %	81.3%	86.7%	85.0%	85.0%
Average Daily Rate (ADR)1	$287	$263	$285	$265
Revenue per available room (REVPAR)2	$234	$228	$242	$225

Other information for Macau:
Table games win per unit per day3	$20,497	$13,178	$19,688	$13,957
Slot machine win per unit per day4	$457	$383	$454	$412
Average number of table games	442	367	417	368
Average number of slot machines	1,185	1,217	1,180	1,233

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day calculated as gross slot win minus progressive accruals and free play.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com